Q1 & COVID-19 Response Investor Update MARCH 23, 2020

Legal Disclosure This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about Zillow Group’s future financial performance and results that involve risks and uncertainties. Zillow Group’s actual results may differ materially from those anticipated in these forward-looking statements due to actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to, Zillow Group's ability to maintain and effectively manage an adequate rate of growth; Zillow Group's ability to innovate and provide products and services that are attractive to its users and advertisers; Zillow Group's ability to compete successfully against existing or future competitors; Zillow Group's investment of resources to pursue strategies that may not prove effective; the impact of the real estate market and economy on Zillow Group's business; the impact of pending litigation and other legal and regulatory matters; Zillow Group's ability to increase awareness of the Zillow Group brands in a cost-effective manner; Zillow Group's ability to attract consumers to Zillow Group's mobile applications and websites; Zillow Group's ability to successfully integrate and realize the benefits of our past or future strategic acquisitions or investments; the reliable performance of Zillow Group's network infrastructure and content delivery processes; Zillow Group's ability to protect its intellectual property; and the impact of natural disasters, epidemics or pandemics, like COVID-19, on Zillow Group’s business. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For more information about potential factors that could affect Zillow Group's business and financial results, please review the "Risk Factors" described in Zillow Group's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission, or SEC, and in Zillow Group's other filings with the SEC (“SEC Filings”). These documents are available in the Investor Relations section of the company’s website at https://investors.zillowgroup.com/investors/financials/sec-filings/default.aspx and on the website of the SEC. This presentation includes selected and summary information about our current financial position, balance sheet and debt obligations, including our convertible senior notes. Financial information presented subsequent to December 31, 2019, has not been subject to quarterly review or audit procedures. You should not consider this information in isolation or as a substitute for the information provided in our SEC Filings. Please see our SEC Filings, including Zillow Group's Annual Report on Form 10-K for the year ended December 31, 2019, for important additional information. The forward-looking statements made in this presentation are based on information available and assumptions as of March 23, 2020. Except as may be required by law, Zillow Group does not intend, and undertakes no duty, to update this information to reflect future events.

Welcome Rich Barton CEO

Overview of our Balance Sheet 4

Understanding our Cash Position 5

Understanding our Homes Inventory 6

Overview of Convertible Notes Maturities ● Convertible notes can be settled in stock or cash at our discretion ● Low cash coupon interest rate associated with the notes 7